Exhibit 10.4

BACKBONE HOSTING SOLUTIONS (USA) INC.

850 New Burton Road, Suite 201, Dover, DE 19904

Rachel Silverstein

[***REDACTED***]

([***REDACTED***])

Re: Employment Agreement

Dear Rachel,

Backbone Hosting Solutions (USA) Inc. (the “Company”), a subsidiary of Bitfarms Ltd. (“Bitfarms”), is pleased to present you an offer of employment as General Counsel, USA (the “Agreement”).

Job Title:	General Counsel, USA
Reporting to:	Chief Operating Officer
Employment Start Date:	2024-11-04
Full time:

You will be employed on a full-time basis, for a minimum of 40 hours per week, with additional hours as required to complete your duties. As this is an exempt position, you will not be entitled to overtime pay. You will dedicate your full attention to the position and may not be engaged in any other business without the written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement, you may engage in charitable or other community activities as long as such services and activities do not interfere with the performance of your duties to the Company.

Place of Work:

Your regular place of work will be from your home office in [***REDACTED***], United States. You acknowledge and agree that you must notify the Company in the event that you change the city and/or state in which you reside. You will be periodically required to travel to our office in Brossard, Quebec, Canada and to business meetings and events throughout the United States, Canada, Europe, Latin America and elsewhere. The Company will reimburse you for reasonable travel, lodging and food for all travel, according to the Bitfarms Expense and Travel policy.

Limitation on Authority:	Any authority you are provided to bind the Company must be granted by the Board of Directors of the Company (the “Company Board”) or the Board of Directors of Bitfarms (the “Bitfarms Board”) by way of an executed resolution of the Company Board or Bitfarms Board, as the case may be. Such authority is subject to revocation at any time and without notice.
Duties:	You shall have the normal duties and responsibilities associated with the position of General Counsel, USA in similarly sized publicly traded companies, including those set forth in the job description attached as Appendix A, and such other duties and responsibilities that are consistent with your position as General Counsel, USA as the Company Board or Bitfarms Board shall designate from time to time, as the case may be.

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Base Salary:	US$325000per annum (the “Base Salary”), less statutory deductions and withholdings, paid semi-monthly in accordance with the Company’s usual payroll practices. The Base Salary may be subject to review annually, as determined by the Company Board. The Base Salary shall be effective as of your first day of employment.
Home Office Allowance:	Your regular place of work will be from your home office. To help compensate you for the costs of working from home, the Company will pay to you a Home Office Allowance of US$500 per month. This will be a taxable benefit and will be paid to you as additional compensation through the Company’s payroll system.
Stock Options:

Subject to the consent of the Bitfarms Board, Bitfarms will grant you options to purchase 145,000 common shares of Bitfarms (the “Award”) pursuant to the terms of the Bitfarms Ltd. Long Term Incentive Plan (the “LTIP”) and the applicable grant documentation (the “Award Documentation”), such grant to take place immediately upon the later of the Board’s approval of your grant and your start date. The Award documentation shall provide that the Award shall have a five (5) year term and shall vest in accordance with the following schedule: 1/4th of the total amount of shares granted by the Award shall vest on the date the Award is granted (the “Grant Date”) and 1/4th of the total amount of shares granted by the Award shall vest on each six month anniversary following the Grant Date until the total amount of shares granted by the Award are fully vested; provided that vesting shall only occur on a scheduled vesting date if your employment has not terminated prior to such vesting date. The exercise price of the options shall be the closing trading price per share of Bitfarms’ common shares on the TSX Venture Exchange (or on the Nasdaq Global Market or Nasdaq Capital Market, in the event Bitfarms’ common shares are listed on the Nasdaq Global Market or Nasdaq Capital Market, as the case may be) on the last trading day prior to the Grant Date.

In the event of any conflict between the terms of this Agreement and the applicable grant documentation, the grant documentation shall prevail.

Short-Term Incentive Plan Performance Bonus:

You will be eligible to participate in the Company’s Short-Term Incentive Plan (the “STIP”), as determined in the sole discretion of the Company and its Board of Directors based on a target bonus opportunity of 30% of your Base Salary, upon the attainment of corporate and individual performance goals, and depending on the terms of the short-term incentive plan as may be in effect from time to time. The discretionary performance bonus will be payable during the first fiscal quarter of the following year (“Discretionary Performance Bonus”). The fact that a bonus is paid in one year is no guarantee that bonuses will be awarded to you in subsequent years. Bonuses, if any, will be earned and payable only upon completion of the relevant fiscal year. The payment of any bonus is (i) except as otherwise provided in this Agreement, conditional on your being in the employment of the Company on the day the bonus is paid to you by the Company in its sole discretion, and (ii) subject to the terms of the Bitfarms Clawback Policy as may exist and be in effect from time to time.

Group Health and Insurance:

You will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive employees generally, subject to satisfying the applicable eligibility requirements.

The Company reserves the right to unilaterally revise or even eliminate its benefit plans at any time, consistent with applicable law.

Vacation:	You will be entitled to four (4) weeks of vacation time per year with pro-rata entitlement in any partial year, subject to the Company’s policies on accrual and use as may exist and be in effect from time to time. The timing of vacation periods shall be arranged at mutually agreeable times or upon approval of the Chief Operating Officer and you.
Cell Phone:	You will be issued a mobile communication device (or you may utilize your existing device) with all reasonable costs related to Company-related activities paid by the Company in accordance with the Company’s policies, rules, systems, and procedures including those pertaining to corporate security policies, procedures and practices.

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Expenses:

It is understood and agreed that you will incur expenses in connection with the performance of your duties under this Agreement. The Company will reimburse you for any such expenses reasonably and necessarily incurred in accordance with applicable travel and expense policies, provided that, you provide to the Company an itemized written account and receipts acceptable to the Company within thirty (30) days after they have been incurred.

Termination:

(a)   Due to Death or Disability: This Agreement and your employment will terminate automatically upon your death or upon ten (10) days’ prior written notice by the Company due to Disability. The term “Disability” as used in this Agreement shall mean your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity you incur a “separation from service” within the meaning of such term under “Code Section 409A” (as defined below) you shall on such date automatically be terminated from employment as a Disability termination. In the event that this Agreement and your employment end on account of your death or Disability, you or your estate, as applicable, shall be entitled only to (1) any unpaid Base Salary through the date of termination, (2) reimbursement for any unreimbursed business expenses incurred through the date of termination, (3) any accrued but unused vacation time in accordance with Company policy, and (4) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, the “Accrued Benefits”).

(b)    By the Company for Cause: At any time during the term of this Agreement, the Company may terminate this Agreement and your employment for Cause as defined in this Agreement. Any such termination shall be by written notice to you and effective as provided for in that notice. The term “Cause” for purposes of this Agreement shall mean:

(1) repeated willful failure by you to promptly and adequately perform your duties to the satisfaction of the Company, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty- five (45) days after receipt of written notice from the Company of such failure specifying the duty or duties that are not being adequately performed;

(2) willful misconduct or gross negligence in the performance of your duties to the Company that has or reasonably could be expected to have an adverse effect on the Company;

(3) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(4) material breach of this Agreement, the Confidentiality/Non-Competition Agreement attached as Appendix B or any other agreement between you and the Company, Bitfarms or any of their affiliates;

(5) material breach of the Company’s written policies, rules, systems, and procedures as may exist and be in effect from time to time, including, but not limited to the Code of Business Conduct and Ethics, the Disclosure and Confidentiality Policy and the Securities Trading Policy, which breach, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty-five (45) days after receipt of written notice from the Company specifying the breach; or

(6) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company.

In the event that this Agreement and your employment end due to termination by the Company with Cause, you shall be entitled only to the Accrued Benefits. The definition of Cause in this Agreement shall supersede and replace and be deemed to be the definition of “Cause” in the Plan and “cause” in the LTIP Plan or such other applicable plan, as may exist and be in effect from time to time.

(c)   By the Company without Cause or by you with Good Reason: Notwithstanding anything contained in this Agreement, this Agreement and your employment may be terminated by the Company at any time without Cause or by you with Good Reason (defined below). Any such termination shall be by written notice effective as provided for in that notice. The term “Good Reason” for purposes of this Agreement shall mean the occurrence of any one or more of the following events without your consent:

(1)     a material diminution in your Base Salary;

(2)     the relocation of your regular place of work by more than fifty (50) miles from the prior location;

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(3) a material diminution in your title, duties, or responsibilities (provided, however, that a diminution in your duties or responsibilities following your having given or received notice of termination of your employment or during the pendency of an internal investigation shall not under any circumstances constitute Good Reason); or

(4)    a breach by the Company or Bitfarms of any material provision of this Agreement; provided, however a resignation shall be with Good Reason only if (A) you provide written notice to the Company of the potential Good Reason trigger within thirty (30) days of the first occurrence of the potential Good Reason trigger, (B) the Company does not cure the potential Good Reason trigger within thirty (30) days of receipt of such notice, and (C) you resign your employment within ten (10) days following the expiration of the Company’s 30-day cure period.

In the event your employment is terminated without Cause or for Good Reason, the Company will provide you, in addition to the Accrued Benefits, with the following (the “Separation Entitlements”):

● your Discretionary Performance Bonus for the year prior to the year in which your termination occurs (if not yet paid) and a pro-rata portion of your Discretionary Performance Bonus for the year in which your termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), in each case payable at the same time bonuses for such year are paid to other senior executives of the Company or on the first payroll date after the sixtieth (60th) day following your termination date, whichever is later; the Severance Pay (as defined below); and subject to (A) your timely election of continuation coverage under COBRA, and (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s health plan (to the extent permitted under applicable law and the terms of such plan) at the Company’s expense for six (6) months, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such subsidization of coverage by the Company under this section shall immediately cease.

The term “Severance Pay” for purposes of this Agreement shall mean (i) if the termination of your employment is not a Qualified Change of Control Termination (as defined below), an amount equal to your monthly Base Salary rate immediately prior to the termination of your employment, which will continue to be paid monthly for a period of six (6) months following your termination date; provided that the first payment shall be made on the first payroll date after the sixtieth (60th) day following your termination date and shall include payment of any amounts that would otherwise be due prior thereto; and (ii) if the termination of your employment is a Qualified Change of Control Termination, an amount equal to eighteen (18) months of your Base Salary immediately prior to the termination of your employment, which will be paid in a lump sum on the first payroll date after the sixtieth (60th) day following your termination date (except that, to the extent any portion of the Severance Pay payable in connection with a Qualified Change of Control Termination is subject to Code Section 409A, such portion shall be paid in accordance with the schedule set forth in clause (i)).

The term “Qualified Change of Control Termination” for purposes of this Agreement shall mean the termination of your employment by the Company without Cause (other than due to death or Disability) or by you for Good Reason as a condition of, or within eighteen (18) months following, a Change of Control (as defined below) of Bitfarms.

The term “Change of Control” for purposes of this Agreement shall mean:

(1) the occurrence of one transaction or a series of transactions which results in one Person, together with any affiliates of such Person, exercising direction or control over 50% or more of Bitfarms’ stock. “Person” for the purpose of this provision includes any individual, partnership, limited partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted;

(2) if at any time within a period of twelve (12) months, individuals who at the beginning of such period constituted the Bitfarms Board and any new directors whose appointment by the Bitfarms Board or nomination for election by shareholders of Bitfarms was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Bitfarms Board;

(3) a merger or consolidation, after which Bitfarms’ prior shareholders no longer control Bitfarms, or the resulting board of directors is not comprised of a majority of members who were directors of Bitfarms prior to the merger or consolidation; and/or

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(4) the sale of all or substantially all of assets or the liquidation of Bitfarms, except where the sale is to an affiliate of Bitfarms.

(d) By you without Good Reason: You may terminate your employment with the Company without Good Reason upon giving no less than four (4) weeks’ written notice to the Company (the “Resignation Notice Period”). The Company may waive all or part of such notice, at its sole discretion, and in such event, the Company will continue to pay your Base Salary and provide you benefits through the end of the Resignation Notice Period. In the event that this Agreement and your employment is terminated by you without Good Reason under this part (e), you shall be entitled only to the Accrued Benefits.

Upon a Qualified Change of Control Termination, or termination by the Company without Cause or by you with Good Reason, all unvested options granted to you shall immediately vest. For greater certainty, upon termination of your employment at any time for Cause, without Good Reason or due to death or Disability, all unvested options granted to you shall be forfeited, according to the conditions of the LTIP Plan.

Upon any termination of your employment, the period to exercise any vested options is generally twelve (12) months (or the expiration date of the option, if earlier), but subject to customary exceptions as more fully outlined in the LTIP Plan.

All payments or benefits set out in this “Termination” section are in lieu of any termination or severance payments or benefits for which you otherwise may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

Any and all amounts payable and benefits or additional rights provided pursuant to this “Termination” section beyond the Accrued Benefits shall only be payable if you deliver to the Company and do not revoke, if applicable, a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

Standards of Employment:	You agree that you will adhere to all the Company’s written policies, rules, systems, and procedures which are in place at the Company. For greater certainty, this includes all written policies, rules, systems, and procedures which are in place for the Company, including, but not limited to the Code of Business Conduct and Ethics, the Disclosure and Confidentiality Policy and the Securities Trading Policy. The Company reserves the right to change the provisions of any of these at any time.
Confidentiality/Non-Competition:	You are required to execute the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property attached as Appendix B as a condition of this offer of employment.
Return of Property:	Upon termination, howsoever caused, you shall surrender to a representative of the Company, upon request, all keys, manuals, lists, correspondence, monies, supplies, employee lists, and all other material and records, or other Company property of any kind that may be in your possession at such time.
Set-Off:	You authorize the Company to deduct from any payment due to you at any time, including from a termination or severance payment, any amounts owed to the Company by reason of purchases, advances, loans or in recompense for damages to or loss of the Company’s property and equipment save only that this provision shall be applied so as not to conflict with any applicable legislation.
Assignment and Benefit:	The Company shall have the right to assign this Agreement (including any policies or agreements referenced in this Agreement) without consideration or advance notice to you, to its successors and assigns, including without limitation, to any of its parents, subsidiaries or any of its affiliates or to any purchaser of all or substantially all of the Company’s equity or assets.

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Entire Agreement:

This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements made between the parties, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement, the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property, any agreements referenced herein, and the Company’s policies and procedures as they may be changed from time to time, shall constitute the entire agreement between the parties with respect to all matters relating to your employment.

Withholdings:	All payments to you or other entitlements under this Agreement or accruing as a result of your employment with the Company shall be less applicable withholdings and deductions.
Modification:	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.
Headings:	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.
Governing Law:	This Agreement shall be construed in accordance with the laws of the State of Nevada, without reference to its principles of conflict of laws, and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the state and federal courts located in Nevada.
Counterparts:	This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.
Conditions:

You agree that this Agreement is contingent on the following:

Your executing the Agreement Regarding Confidentiality, Non-Solicitation, Non- Competition and Intellectual Property Agreement; and

Proof of your authorization to work in the United States.

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Code Section 409A Compliance:

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), to the extent subject there to, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to comply therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

Notwithstanding anything herein to the contrary, (i) the Separation Entitlements shall be paid only in connection with a termination of your employment that constitutes a “separation from service” within the meaning of Code Section 409A and (ii) if you are a “specified employee” as such term is defined under Code Section 409A, payment of the Separation Entitlements shall be delayed for a period of six (6) months following your separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Code Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

In order to confirm your acceptance of this Agreement with the Company, please sign and date where indicated below, and return an original copy of this letter to my attention.

If you have any questions concerning this employment contract, please do not hesitate to contact me directly.

Sincerely,

Andrea Keen

Vice President, Human Resources

ACCEPTANCE:

I have received a copy of this Agreement. I have read, considered, and understood and I hereby accept the terms and conditions of this Agreement. This Agreement and my employment hereunder have not been induced by any representations of the Company not contained herein.

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APPENDIX A

Titre du Poste Job Title	General Counsel USA
Relevant de Reports To	Chief Operating Officer
Département Department	Corporate
Code d’emploi Job Code	M5
Gestion de personnes People leadership	Yes

1.	Objectif du poste / Purpose of the role [résumé du rôle / high level role summary]

The General Counsel USA provides legal support at all stages of corporate and/or inter-party transactions, handles the creation and review of contracts and other documents, coordinates agendas, and is involved in the company’s day-to-day legal and compliance functions. The General Counsel USA must demonstrate initiative, diligence and organization, as well as team spirit. This is an excellent opportunity for an entrepreneurial individual to have an impact on the formation and growth of the company as the company expands its operations throughout the US.

2.	Responsabilités principales / Key Responsibilities

[WHAT1: the specifics of what the role entails and what the incumbent will do on a “daily” basis, be responsible and held accountable for]

●	Provides day-to-day legal advice to business units within the US, and other regions of business when required

●	Conduct thorough legal research and analysis on various corporate law issues, including all transactions, mergers and acquisitions, ESG reports, NDA’s, corporate governance, securities, and regulatory compliance

●	Ensure that the activities of the Company in the US are conducted in accordance with applicable local laws, Company policies, good governance and business practices

●	Prepare, review, and negotiate a wide range of corporate documents, including contracts, shareholder agreements, bylaws, and corporate resolutions

●	Provide legal advice and support to internal stakeholders on corporate and labor relations law matters, ensuring compliance with applicable laws and regulations in states within the US where the company is represented

●	Assist in the execution of corporate transactions, including due diligence, drafting transaction documents, and coordinating closings

●	Advise stakeholders on regulatory compliance issues, ESG matters, including securities regulations, antitrust laws, and industry-specific requirements

●	Support the department and coordinate with external lawyers various corporate legal functions, with a wide variety of corporate legal matters

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●	Participate in the development and implementation of effective corporate governance practices and policies

●	Participate in the preparation and planning of the annual meeting of the Company’s shareholders, and other shareholder-related events.

●	Provide support to the Corporate Secretary on matters related to meetings of the Board of Directors and other Board functions, and keeping of minutes books

●	All other related tasks.

3.	Exigences / Requirements

[WHAT2: based on the key responsibilities, what are the Technical Competencies required] (imagine a top performer/ideal candidate to determine this)]

●	Minimum a Bachelor’s degree in law;

●	A member of the Bar

●	You have at least 5 years of relevant experience, ideally with a corporate and business law firm and/or a publicly-traded or international company;

●	Strong research and analytical skills, with proficiency in legal research tools and Microsoft Office Suite.

●	Excellent interpersonal and client-facing skills, with the ability to build and maintain strong interpersonal relationships.

●	High level of accuracy and attention to detail in all aspects of work.

●	Ability to work effectively both independently and as part of a team.

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APPENDIX B

AGREEMENT REGARDING CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION AND INTELLECTUAL PROPERTY

WHEREAS Rachel Silverstein (herein the “Employee”), and Backbone Hosting Solutions (USA) Inc. herein, desire to enter into a contractual relationship,

AND WHEREAS the Employee will necessarily be involved, as a consequence of her duties as an employee, with information and processes, the disclosure of which could be to the great detriment of Backbone Hosting Solutions (USA) Inc. and its affiliates (including without limitation, Bitfarms LTD. and all of its subsidiaries and related entities) (collectively, the “Company”);

AND WHEREAS the Employee acknowledges that although current operations and oversight exist only in Canada, the United States and Latin America, future business activities of the Company could exist elsewhere throughout the world.

NOW THEREFORE, in consideration of the Company’s entering into a contractual relationship with the Employee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree to the following terms of this Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property (this “Agreement”):

1.	Confidential Information

A)	“Confidential Information” as used in this Agreement includes but is not limited to information emanating from or relating to the Company, its associates, employees, agents, suppliers or tenants, or conceived or developed by the Employee concerning (i) property and resource data, (ii) information with respect to option and joint venture counterparties, (iii) capital markets and strategies, (iv) research, development, copyright, trade mark, and other industrial and intellectual property rights, and (v) records, statistics, financial information, training and promotional policies, costs, pricing and sourcing.

B)	The Employee acknowledges that such Confidential Information could be used to the detriment of the Company and that the disclosure of such Confidential Information could cause irreparable harm to the Company. Accordingly, the Employee undertakes to treat confidentially all Confidential Information and not to disclose or provide it to any third party or to use it for any purpose either during the Employee’s tenure except as may be necessary in the proper discharge of the Employee’s duties, or for any reason after the conclusion of the Employee’s relationship with the Company.

C)	Nothing in this Agreement or any other agreement with the Company shall be interpreted or applied to prohibit the Employee from, to the extent permitted by applicable law and in accordance with the Rules of Professional Responsibility in the state(s) in which Employee is licensed to practice law and/or provide services as counsel, (a) voluntarily communicating with an attorney retained by the Employee, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the United States Department of Labor, any Attorney General, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (d) disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Employee uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Employee is entitled, (f) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful, or (g) enforcing the Employee’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board, the Securities and Exchange Commission or any other administrative agency or court. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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2.	Ownership and Assignment of Intellectual Property

A)	All notes, data, computer files, reference items, sketches, drawings, memoranda, records and other materials (including tools and data), in any way relating to any of the Confidential Information or to the Company’s business, produced by the Employee or coming into the Employee’s possession by or through the Employee’s relationship with the Company, shall belong exclusively to the Company. The Employee agrees to turn over to the Company all copies (including hard and electronic) of any such materials in her possession or under her control, forthwith, at the request of the Company or, in the absence of a request, on the date her contractual relationship with the Company ends.

B)	“Subject Inventions” shall include all inventions, improvements or discoveries made or conceived by the Employee, during the term of the Employee’s relationship with the Company, either solely or jointly with others, arising out of or in any way connected to the Employee’s employment or with the use of the Company’s time, equipment, material, supplied facilities, or related to or suggested by trade secret information or other private or Confidential Information or related to the Company’s actual or demonstrably anticipated research and development acquired by the Employee during the term of the Employee’s contractual relationship.

C)	The Employee agrees (i) to disclose fully, promptly and in writing the existence of and details of all Subject Inventions, (ii) that Subject Inventions are the sole and exclusive property of the Company, (iii) upon receipt of the written request of the Company, to assign to the Company, in a form and manner acceptable solely to the Company, all of the Employee’s rights (including where applicable moral rights), title and interest in and to all Subject Inventions, and (iv) upon receipt of the written request of the Company, to provide all assistance necessary, both during and after the Employee’s contractual relationship to enable the Company to successfully defend (or prosecute as the case may be), any litigation arising out of a dispute related to Subject Inventions.

D)	In addition, the Subject Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Subject Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. To the extent that any copyrightable work is not a Work for Hire, the Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work.

3.	Non-Competition and Non-Solicitation

A)	The Employee acknowledges that in the course of her employment with the Company she will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that her services will be of special, unique and extraordinary value to the Company that are irreplaceable, and that the Employee’s performance of such services to a Competitive Business will result in irreparable harm to the Company. Accordingly, the Employee agrees that, the Employee will not, directly or indirectly, or in any capacity whatsoever, including but not limited to, as an employee, principal, partner, agent, consultant, advisor or shareholder (holding more than 1% of issued and outstanding shares of) or in partnership or association with any other person, firm, corporation, association or other entity:

i)	during the Non-Competition Restricted Period, (a) become employed by or otherwise serve, in each case, in a management or executive-level role with, or (b) provide consulting, advisory, business, investment, strategic, sales, financial, operational, or technical advice or services (in each case, to the extent that Employee provided such advice or services to the Company at any time during Employee’s employment with the Company), to, in each case, any other person or entity engaged in, or preparing to engage in, Competitive Business, in the Restricted Territory (as defined below),

ii)	during the Non-Solicitation Restricted Period (as defined below), solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 3(A)(ii) while so employed or retained and for a period of six (6) months thereafter; or

iii)	during the Non-Solicitation Restricted Period, induce or attempt to induce any current or prospective customer, supplier, trade partner, licensee or other business relation of the Company with whom Employee had contact or about whom Employee learned, accessed or developed Confidential Information during employment with the Company, to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, trade partner, licensee or other business relation and the Company.

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For purposes of this Agreement, “Competitive Business” means a business, (x) the majority of the revenues of which are derived from cryptocurrency mining and (y) the majority of whose crypto mining activities occur in the Restricted Territory. “Restricted Territory” means each state in the United States, each province in Canada and each other country in which the Company engaged in cryptocurrency mining in the then-immediately preceding twelve-month period ending no later than the date the Employee’s employment with the Company ended. “Non-Competition Restricted Period” means Employee’s employment with the Company and for twelve (12) months from the date the Employee’s employment with the Company ends for any reason or such shorter period as the Company may determine in its sole discretion. “Non-Solicitation Restricted Period” means Employee’s employment with the Company and for twelve (12) months from the date the Employee’s employment with the Company ends for any reason. The provisions of this Section 3 shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in the Competitive Business so long as the Employee and such subsidiary, division or unit do not engage in the Competitive Business. Notwithstanding the foregoing, this Section 3 shall not apply to the extent prohibited by the Rules of Professional Conduct in the state(s) in which Employee is licensed to practice law and/or provide services as counsel. Nothing in this Agreement shall limit Employee from providing legal advice, as opposed to business or other advice, to any person or entity, provided that Employee is not relieved of any obligation under the Rules of Professional Conduct in the states(s) in which the Employee is licensed to practice law (including, for example, Professional Conduct Rule 1.9 or the Rules of Professional Conduct or similar provision of state rules of ethics, discipline or professional conduct). Nothing herein shall constitute a waiver by the Company, Bitfarms, or any of the Company’s subsidiaries or affiliates of any applicable privilege or conflict of interest.

4.	Enforcement of this Agreement

A)

The Employee agrees that the restrictions and covenants contained in this Agreement are reasonably required for the protection of the Company and its goodwill and are reasonable with respect to subject matter, time period and geographical area and that the Employee’s agreement to same constitute a material inducement to the Company to enter into a contractual relationship with the Employee and that the Company would not contract with the Employee absent such an inducement. Without limiting the generality of the foregoing, the Employee acknowledges that (x) the business of the Company will be conducted throughout the United States, Canada and other jurisdictions, (y) notwithstanding the state of organization or principal office of the Company, or any of their respective executives or employees (including the Employee), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States, Canada and other jurisdictions, and (z) as part of her responsibilities, the Employee will be traveling throughout the United States, Canada and other jurisdictions where the Company conducts business during the Employee’s employment with the Company in furtherance of the Company’s business and its relationships.

B)	The Employee further agrees and acknowledges (x) that she has carefully read this Agreement and consulted with legal counsel of her choosing regarding its contents, if Employee desired to do so, has given careful consideration to the restraints imposed upon her by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future, (y) that the restrictions contained in this Agreement do not preclude the Employee from earning a livelihood, nor do they unreasonably impose limitations on the Employee’s ability to earn a living, and (z) that the potential harm to the Company of the non-enforcement of any provision of this Agreement outweighs any potential harm to the Employee of its enforcement by injunction or otherwise.

C)	In the event of any violation of the provisions of this Agreement, the Employee acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post- termination restriction period shall be tolled during any period of such violation.

D)	The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Employee understands and agrees, without prejudice to any and all other rights of the Company, that in the event of her violation or attempted violation of any of the covenants contained in this Agreement, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, in the event a court having jurisdiction determines that the Employee violated any provision of this Agreement, then any severance being paid to the Employee shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.

E)	If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

F)	In the event that any clause herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of the Agreement.

G)	This Agreement shall be construed in accordance with the laws of the State of Nevada, without reference to its principles of conflict of laws, and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the state and federal courts located in Nevada.

THE EMPLOYEE’S SIGNATURE BELOW SIGNIFIES THE EMPLOYEE’S UNDERSTANDING AND IRREVOCABLE AGREEMENT OF THE TERMS SET OUT ABOVE.

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